Exhibit 10.8

Chief Executive Officer Severance Agreement

Tupperware Brands Corporation

THIS EXECUTIVE SEVERANCE AGREEMENT is made, entered into, and is effective this 1st day of June 2003 (the “Effective Date”), and is amended and restated as of the 17th day of February 2010, by and between Tupperware Brands Corporation (the “Company”), a Delaware corporation, and E.V. Goings (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer; and

WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company is desirous of assuring, insofar as possible, that it will continue to have the benefit of the Executive’s services, and the Executive is desirous of having such assurances; and

WHEREAS, the Board has determined that the appropriate steps should be taken to reinforce and encourage the continued dedication of the Executive to managing the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Chief Executive Officer Severance Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-or long-term incentive or other bonus plans, regardless of whether or not the amount are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means:

(i)	The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(ii)	The willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(iii)	The willful violation of the Executive of any of the restrictive covenants contained in Article 6; or

(iv)	Conviction of, or a plea of nolo contendere to, a felony.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Separation from Service of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in any one of subparagraphs (i), (ii), (iii), or (iv) above, and specifying the particulars thereof in detail.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Tupperware Brands Corporation, a Delaware corporation, or any successor thereto as provided in Article 8.

(g)	“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, shall have such meaning as defined by the Board.

(h)	“Effective Date” means the date specified in the opening sentence of this Agreement, and the amendment is effective on February 17, 2010.

(i)	“Effective Date of Termination” means the date on which Executive has an involuntary Separation from Service without Cause by the Company or the Executive Separates from Service with Good Reason.

(j)	“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	A material diminution in the nature or status of the Executive’s authorities, duties, or responsibilities as Chief Executive Officer.

(ii)	The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office as of the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)	A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time.

(iv)

The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount or benefits provided and the level of the Executive’s participation relative to other participants; and

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 8, and

(vi)	Any other action or inaction that constitutes a material breach by the Company under the employment agreement between the Executive and the Company.

Notwithstanding anything to the contrary in this Agreement, the removal of the Executive as Chairman of the Board shall not constitute Good Reason. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

(k)	“Separation from Service” means a separation from service with the Company within the meaning of Treasury Regulation § 1.409A-1(i), and the words “Separate from Service” or “Separates from Service” refer to the action taken by either the Executive or the Company that constitutes a Separation from Service with the Company.

(l)	“Severance Benefits” mean the payments and benefits as provided in Section 3.1.

Article 2. Term of Agreement

This Agreement will commence on the Effective Date, and shall continue in effect irrevocably for three (3) full calendar years. However, at the end of the first year of such three (3) year period, this Agreement shall be extended automatically for one (1) additional year, unless the Company notifies the Executive in writing, prior to the occurrence of the automatic extension, that the term of this Agreement will not be extended. Moreover, upon the end of each subsequent year, this Agreement shall also be extended automatically for one (1) additional year, unless the Company otherwise notifies the Executive in writing prior to the occurrence of such automatic extension. In the case where the Company properly notifies the Executive that the Agreement will no longer be extended, the Agreement will terminate at the end of the term, or extended term, then in progress.

Article 3. Severance Benefits

3.1 Separation from Service without Cause or for Good Reason. In the event the Company causes the Executive involuntarily to Separate from Service without Cause or the Executive Separates from Service with Good Reason within two years of the initial existence of one or more conditions that constitute Good Reason, the Company shall pay to the Executive and provide him with total Severance Benefits equal to all of the following:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)

A lump-sum amount equal to the Executive’s annual bonus amount for the bonus plan year in which the Executive’s Effective Date of Termination occurs that the Executive would have earned had he remained employed through the end of such bonus plan year (and employed through such other period as may be required under the annual bonus plan in order for the Executive to be vested in such annual bonus amount), multiplied by a fraction, the numerator of which is the number of days in the bonus plan year through the Effective Date of Termination and the denominator of which is three hundred and sixty-five (365). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that bonus plan year (except as provided in Section 3.1(c) below).

(c)	A lump-sum amount equal to two (2) multiplied by the sum of : (i) the Executive’s highest annual rate of Base Salary in effect during the twelve (12) months preceding the Executive Date of Termination, and (ii) the Executive’s highest annual target bonus in effect during the twelve (12) months preceding the Executive’s Effective Date of Termination. Such amount shall be paid regardless of actual performance under the annual bonus plan.

(d)	All long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plans and/or the applicable award agreements thereunder, unless determined otherwise by the Board in its discretion.

(e)	A continuation for a twenty-four (24) month period of the Executive’s medical insurance and dental insurance coverage (including family coverage if applicable). These benefits shall be provided by the Company to the Executive beginning immediately upon the Executive’s Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level (with all premium costs borne by the Company) as in effect as of the Executive’s Effective Date of Termination for a period of twenty-four (24) months following the Executive’s Effective Date of Termination.

Notwithstanding the above, these medical and dental insurance benefits shall be discontinued prior to the end of the twenty-four (24) month continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. However, if the benefits received from the subsequent employer do not cover the preexisting medical conditions of the Executive or a covered member of the Executive’s family, the continuation period shall continue, but not beyond the twenty-fourth (24th) month following the Executive’s Effective Date of Termination. For purposes of enforcing this offset provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(f)	For a period of up to twenty-four (24) months following the Executive’s Effective Date of Termination, the Executive shall be entitled, at the expense of the Company, to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection. However, the Company’s total obligation shall not exceed seventy-five thousand dollars ($75,000).

3.2. Separation from Service Due to Disability. The Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect if the Executive Separates from Service due to Disability.

3.3. Separation from Service Due to Retirement or Death. The Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect, if the Executive’s employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan) or death.

3.4. Separation from Service for Cause or by the Executive Other Than for Good Reason. If the Company causes the Executive to Separate from Service for Cause or the Executive Separates from Service voluntarily other than for Good Reason, the Company shall pay the Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

3.5. Notice of Termination. If the Company causes the Executive to Separate from Service for Cause or the Executive intends to Separate from Service for Good Reason, notice thereof shall be communicated by Notice of Termination to the other party. The Executive shall provide the Notice of Termination within the 90-day period beginning on the first day the Good Reason exists and the Company shall have a period of 30 days during which it may remedy the condition that gives rise to the Good Reason. If the Company remedies the condition, no payment is due to the Executive solely because of the initial existence of the condition. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s Separation from Service under the provision so indicated.

Article 4. Form and Timing of Severance Benefits

4.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.1(a) and 3.1(c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date, except that any payment pursuant to Section 3.1(b) that the Executive may be entitled to shall be made at the same time as any such annual bonus payment for such bonus plan year would have been made absent the Executive’s Separation from Service. Notwithstanding the preceding sentence, if the Executive is a specified employee under the Company’s Specified Employee Policy on the Effective Date of Termination, then any payments pursuant to paragraphs (a), (b), (c) and (d) of Section 3.1 that are in excess of two times the compensation limit of Section 401(a)(17) of the Code shall not be paid, or commence to be paid, until the later of (i) 18 months after February 17, 2010 and (ii) six months after the Effective Date of Termination.

4.2. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes as legally shall be required.

Article 5. The Company’s Payment Obligation

5.1. Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.1(e).

5.2. Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6. Restrictive Covenants

6.1. Disclosure of Information. Without the prior written consent of the Company, or unless required by law or legal process, the Executive shall not, at any time (whether during the term of this Agreement or thereafter), directly or indirectly, use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board):

(a)	Any confidential or proprietary knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes, and systems, as well as any data and records pertaining thereto, which the Executive may acquire in the course of his employment.

(b)	Any confidential or proprietary knowledge or information of a confidential nature (including, but not limited to, all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, computer systems and programs, trade secrets, or memoranda of the Company.

6.2. Noncompetition. Without the prior written consent of the Company, during the term of this Agreement and for a period of twenty-four (24) calendar months after the Executive’s Separation from Service for any reason, the Executive shall not, directly or indirectly, whether as an owner, general partner, officer, employee, consultant, director, stockholder, or otherwise, (a) engage in any business that competes with the Company, as such business is then conducted by the Company and in such geographies as the Company then operates, for the Executive’s own account; (b) render any services to any entity, firm, or person (other than the Company) engaged in such activities; or (c) become interested in any such entity, firm, or person (other than the Company) as a partner, shareholder, principal, agent, consultant, or in any other relationship or capacity; provided, however, that notwithstanding the above, the Executive may own, directly or indirectly, solely as an investment, securities of any such entity that are traded on any national securities exchange or NASDAQ if the Executive: (i) is not a controlling person of, or a member of a group which controls, such entity, and (ii) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

6.3. Nonsolicitation. Without the prior written consent of the Company, during the term of this Agreement and for a period of twenty-four (24) calendar months after the Executive’s Separation from Service for any reason, the Executive shall not, directly or indirectly, employ or retain or solicit for employment or solicit to provide services or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or solicit to provide services, or otherwise participate in the employment or retention of any person who is an employee, consultant, or independent contractor of the Company.

6.4. Nondisparagement. At any time (whether during the term of this Agreement or thereafter), the Executive shall not make any statements, whether written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business, or its reputation. Likewise, the Company will not make any statements, whether written or oral, or take any other action relating to the Executive that would disparage or otherwise harm the Executive or his reputation.

6.5. Acknowledgement of Covenants. The parties hereto acknowledge that the Executive’s services are of a special, extraordinary, and intellectual character which give him unique value, and that the business of the Company and its subsidiaries is highly competitive, and that violation of any of the covenants provided in this Article 6 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. The Executive further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement and that the Executive has received adequate consideration for entering into this Agreement.

In the event of any such breach or threatened breach by the Executive of any one or more of the covenants contained in this Article 6, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

6.6. Enforceability. If any court determines that the foregoing covenant, or any part thereof, in unenforceable because of the duration or geographical scope of such provision, or for any other reason, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Article 7. Legal Remedies

7.1. Dispute Resolution. The Company and the Executive shall each have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the laws and under the administration of the American Arbitration Association.

7.2. Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company), the Executive’s attorneys’ fees, costs, and expenses in connection with a good faith enforcement of his rights including the enforcement of any arbitration award. This shall include, without limitation, court costs and attorneys’ fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. Notwithstanding anything to the contrary in this Section 7.2, the Company shall not be required to pay any such costs or legal fees (and shall be entitled to reimbursement by the Executive to the extent that any such fees and costs have been paid to you or on behalf of the Executive by the Company) if the final arbiter of a dispute between the Company and the Executive finds that the Executive’s claim was frivolous and without merit.

Article 8. Successors

The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession and taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

Article 9. Miscellaneous

9.1 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. Subject to the terms of any employment contract between the Executive and the Company, the Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him at any time (subject to any such change, reduction, or discharge possibly entitling the Executive to the Severance Benefits pursuant to Section 3.1).

9.2 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, to the extent that any Severance Benefits are provided to the Executive under this Agreement, such Severance Benefits shall reduce, on a dollar-for-dollar basis (or in the case of the benefits provided in Section 3.1(c), a month-for-month basis), any severance benefits to which the Executive is entitled under any employment contract, severance agreement, policy, or program of the Company, including but not limited to, that certain Change in Control Agreement between the Executive and the Company dated December 11, 2008, as may be amended from time to time.

9.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

9.4 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9.5 Conflicting Agreements. The executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflicts, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

9.6 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

9.7 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board, as applicable, or by the respective parties’ legal representative or successors.

9.8 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Agreement, and without giving effect to principles of conflicts of laws.

9.9 Section 409A. The terms of this Agreement shall be interpreted to comply with the requirements of section 409A of the Code. If any payment provided by this Agreement may result in the application of the taxes under section 409A of the Code, then the Company shall, in consultation with the Executive, modify this Agreement to the extent permissible under section 409A of the Code (and rulings and other guidance published by the Internal Revenue Service interpreting section 409A of the Code) as necessary either to exclude such payment from the definition of deferred compensation within the meaning of section 409A of the Code or to comply with the provisions of section 409A of the Code.

IN WITNESS WHEREOF, the parties have executive this Agreement on this 17 th of February 2010.

ATTEST			Tupperware Brands Corporation

By:	/s/ Thomas M. Roehlk	By:	/s/ Anna Braungardt
	Corporate Secretary	Senior Vice President, Human Resources

		By:	/s/ E.V. Goings
E.V. Goings